EXHIBIT 10.2

                        September 5, 1997



John W. Harper
Senior Vice President-Finance and
   Chief Financial Officer
US Airways, Inc.
2345 Crystal Drive
Arlington, Virginia  22227

Dear John:

     This letter, when countersigned by you, will reflect the terms of the agreement between US Airways, Inc. ("US
Airways" or the "Company") and you concerning the severance of your employment. US Airways has not yet identified your successor, and, therefore, we have requested and you have agreed to continue in your position while we identify a successor and to provide assistance and advice to ensure a smooth transition of your responsibilities to your successor. In consideration for your services during this period, for your past service to the Company and the mutual promises herein contained, US Airways agrees to the following:

     1. You will continue in your current position as Senior Vice President-Finance and Chief Financial
Officer of US Airways, Inc. and US Airways Group, Inc.
until such time as your successor is elected and a reasonable transition period has passed. US Airways will determine in its sole discretion when the transition period has been completed. Notwithstanding the foregoing, in the event that no successor is named, or under any circumstances, the last day of your active employment will be January 15, 1998. Upon the first to occur of the completion of the transition period or January 15, 1998, you will resign your positions with US Airways, Inc., US Airways Group, Inc., and any other positions, including board memberships, at any subsidiary corporations.

     2.     Subject to paragraph 5 below addressing
incentive compensation, during the period from today's date through January 15, 1998, you will continue to receive your current base salary and all other compensation and benefits applicable to your current position as a senior officer, to the extent such benefits are continued for all other senior officers.
In the event that a successor is named and a transition period is completed prior to January 15, 1998, you will continue to receive your base salary and all other compensation and benefits as if you remained an active employee through January 15, 1998, irrespective of the resignation of your employment.

John W. Harper
	September 5, 1997
	Page Two


     3.     Within 15 days of your severance, US
Airways will pay to you in one lump sum, a severance payment based upon one year's base salary (i.e., $295,000) representative of the period of time from the completion of the transition period through the anniversary of such date; provided, however, that in the event that the transition period is completed prior to January 15, 1998, this severance payment will be decreased for the period of salary continuation from the end of the transition period through January 15, 1998.

     4.     US Airways agrees to provide you with
continued service credit under the terms of the non-qualified supplemental executive retirement agreement dated August 8, 1995 between you and the Company
(hereinafter the "SERP Agreement") through the earlier to occur of one year from the completion of the transition period or January 15, 1999. The parties acknowledge that the additional service credit will be credited under the formula in the SERP Agreement which provides for two years of "deemed" credited service for each year of actual service. Additionally, in the event that you elect immediate commencement of pension benefits upon your severance, the additional service credit will be included in the calculation regardless of the benefit commencement.

     5. You agree that you will not be entitled to any incentive award under the US Airways Group, Inc.
Incentive Compensation Plan for the 1997 or the 1998 fiscal year.

6.  As a result of the separation of your
employment with US Airways, (a) the remaining
7,000 shares of restricted stock granted to you on November 28, 1995, with a three-year vesting schedule, will not vest under the Restricted
Stock Agreement as currently drafted, and (b) the option to purchase 35,000 shares of stock at an option price of $25.375, with a five-year vesting schedule, will not vest under the terms of the Stock Option Agreement as currently drafted, if your severance date is before November 28, 1997 or March 25, 1998, respectively. US Airways agrees that the 3,000 shares of restricted stock currently scheduled to vest on November 28, 1997 will vest on that date irrespective of the status of your employment. The remaining 4,000 shares of restricted stock scheduled to vest on November
28, 1998 will be forfeited on your severance date. Additionally, the option to purchase
7,000 shares which is currently scheduled to vest on March 25, 1998 will vest on that date irrespective of the status of your employment on that date. You will have until September
25, 1998 to exercise those vested options. The option to purchase the remaining 28,000 shares of stock will be forfeited on your severance date. The applicable restricted stock and stock option agreements will be amended accordingly.

	John W. Harper
	September 5, 1997
	Page Three


     7.     In the event that you elect to commence
your retirement benefits immediately upon your severance, i.e., effective February 1, 1998, you will be eligible for all retiree benefits provided to employees and senior officers of the Company, as they may be amended from time to time, including, but not limited to health plan coverage, on-line space positive travel privileges, US Airways Club privileges and split-dollar life insurance continuation.

     8.     The parties agree that the severance of
your employment is by mutual agreement pursuant to paragraph 5(a) of the Employment Agreement between you and the Company dated January 27, 1993 and you expressly waive your right to any of the rights, compensation, benefits or other Company obligations under said Employment Agreement effective with your signing of this letter. You agree that this document contains the entire understanding of the parties related to the severance of your employment and the rights and obligations of the parties upon the severance of your employment.

     9. You agree to hold in a fiduciary capacity for the benefit of US Airways and will not disclose without the prior written consent of US Airways, all confidential and proprietary information, knowledge or data relating to US Airways, its parent, subsidiary or affiliated companies, which was obtained by you during your employment with US Airways unless such information, knowledge or data is known to the general public (other than by acts by you). You further agree not to disclose or make public, orally, in writing, or otherwise, any disparaging statements, or any information which would cause public discredit, about
US Airways, its parent, subsidiary or affiliated companies, or their respective directors, officers or employees. In the event that you are subpoenaed or otherwise compelled by court order to provide information which would violate this non-disclosure/non-disparagement provision, you will notify
US Airways before responding to any such request for testimony or information to afford US Airways an opportunity to assert any objection it may have. In the event that US Airways determines that you have breached this non-disclosure/non-disparagement provision you will forfeit eligibility for all of the compensation and benefits provided for in this agreement. Any compensation or benefits paid to you prior to such must be repaid to US Airways within 15 days of your receipt of written notification of such breach from US Airways. US Airways reserves the right to pursue any other legal or equitable remedies available to it to enforce this non-disclosure/non-disparagement provision.

	John W. Harper
	September 5, 1997
	Page Four


     10.     You irrevocably and unconditionally
release and discharge US Airways, it subsidiaries, parent, affiliates, predecessors, successors and assigns, and their respective principals, directors, officers, employees, and agents from all legal, equitable, or administrative claims, known and unknown, that you may have against any or all of them arising on or before the date you execute this agreement. This release specifically includes but is not limited to any discrimination claims arising under the Civil Rights
Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Age
Discrimination in Employment Act, the Employee
Retirement Income Security Act, the Older Workers
Benefit Protection Act, and all other claims arising under federal, state or local statutes, common law or ordinances. This release also includes but is not limited to a release of any claim for tortious conduct, breach of contract, breach of covenants, wrongful discharge or for attorneys' fees and costs.

     11. The parties agree that any and all claims concerning the application, interpretation, and enforcement of this agreement shall be filed and litigated in the appropriate trial court in the Commonwealth of Virginia. The parties agree that they are expressly waiving the right to file and litigate any action, in law or in equity, concerning this agreement in any other forum.

     Your signature below indicates your agreement to and intention to be bound by the terms of this agreement. Your signature below also indicates that you have read this document, understand all of its provisions, have had the opportunity to seek the advice of counsel, and you have been given at least 21 days to review the document. If you sign this agreement prior to the end of said 21-day period, you acknowledge that you have done so voluntarily. You have seven days after signature to revoke this agreement. Any such revocation must be delivered in writing to US Airways, to the attention of John R. Long, before the end of the seventh day.

     Pursuant to the authorization of its Board of Directors, US Airways has entered into this agreement by signature of its officer below.


     EXECUTIVE                     US AIRWAYS, INC.

     /s/ John W. Harper	         		/s/ John R. Long III
     ------------------            --------------------
     John W. Harper                John R. Long III
                                   Executive Vice President-Human
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